Exhibit 1

           Joint Filing Agreement
       (Pursuant to Rule 13d-1(f)(s))

August 20, 1998

The Harris Company, a California corporation, El Corte
Ingles, S.A., a Spanish corporation, Joseph Levy and
Bret hereby agree that a Securities and Exchange
Commission ("SEC") Schedule 13D dated August 28, 1998, and relating to the common stock, $0.01 par value, of Gottschalks Inc., a Delaware corporation (the
"Issuer"), shall be jointly filed on behalf of each of them with the SEC, the New York Stock Exchange, the Pacific Stock Exchange and the Issuer.


THE HARRIS COMPANY


THE HARRIS COMPANY, a California corporation

By: /s/ Thomas H. McPeters
Title   Secretary


EL CORTE INGLES, S.A., a Spanish corporation

By: /s/ [Jorge Pont]
Title [International Division Director]


/s/ Joseph Levy

/s/ Bret Levy